Exhibit 99.3

FOR IMMEDIATE RELEASE

For More Information Contact:

abrdn U.S. Closed-End Funds

Investor Relations

1-800-522-5465

Investor.Relations@abrdn.com

ABRDN EMERGING MARKETS EQUITY INCOME FUND, INC. (AEF) ANNOUNCES RESULTS OF STRATEGIC REVIEW INCLUDING: CHANGES TO THE FUND’S NAME AND INVESTMENT STRATEGY, A 20% TENDER OFFER AND RENEWED PERFORMANCE-BASED CONDITIONAL TENDER OFFER POLICY, AND AN INCREASE TO MANAGED DISTRIBUTION POLICY

(Philadelphia, December 10, 2024) – abrdn Emerging Markets Equity Income Fund, Inc. (NYSE American: AEF) announces results of a strategic review conducted by the Fund’s Board of Directors (the “Board”) at a meeting held today.

The Board has approved multiple changes to the Fund including: (1) changes to the Fund’s name and 80% non- fundamental investment policy; (2) a 20% tender offer to be offered in the first quarter of 2025; (3) a new 3-year performance-based conditional tender offer policy commencing on March 1, 2025; and (4) an increase to its annualized distribution rate from 6.5% to 10% effective with the distribution that will be declared in March 2025.

Fund Name Change and Changes to Non-Fundamental Investment Policy

The Fund’s Board has approved changes to the Fund’s name, its non-fundamental 80% investment policy, and its benchmark, as set forth below. There will be no change to the Fund’s investment objective and the Fund will continue to trade on the NYSE American under ticker symbol “AEF”.

The name change and change to the 80% investment policy will be effective on or about February 24, 2025 (the “Effective Date”) following 60 days’ notice to Fund shareholders and may only be changed thereafter by the Board of the Fund following the provision of at least 60 days’ written notice to the Fund’s shareholders.

	Current	New
Fund Name	abrdn Emerging Markets Equity Income Fund, Inc.	abrdn Emerging Markets ex-China Fund, Inc.
80% Investment Policy	The Fund invests at least 80% of its net assets (plus any borrowings for investment purposes) in emerging markets equity securities.	Under normal circumstances, the Fund invests at least 80% of its net assets (plus any borrowings for investment purposes) in emerging markets (excluding China) equity securities.
Benchmark	MSCI Emerging Markets Index (Net Daily Total Return)	MSCI Emerging Markets ex-China Index (Net Daily Total Return)

In approving the strategy and name change, the Board considered, among other factors, that as the only U.S. closed-end fund currently offering the emerging market ex-China strategy, the Fund will be less driven by the policy actions of the Chinese government, and more driven by stock fundamentals, which aligns with Management’s style of bottom-up investing.

The Fund will remain a non-diversified, closed-end management investment company whose objective is to provide both current income and long-term appreciation.

Tender Offer

The Fund is also announcing approval by the Board to pay a cash tender offer which will purchase up to 20% of the Fund’s issued and outstanding shares at a price per share to be equal to 98% of the Fund’s NAV per share as determined by the Fund on the next business day following the expiration date of the tender offer (the “2025 Tender Offer”).

This 2025 Tender Offer will replace the Fund’s current conditional tender offer policy announced in May 2023. Further details and timing will be announced ahead of the Effective Date of the Fund’s investment strategy changes.

Update to the Fund’s Conditional Tender Offer Policy

As part of the Board’s commitment to shareholders relating to the investment strategy changes, the Board has adopted a policy (the “Policy”) pursuant to which it will cause the Fund to conduct a one-time tender offer for twenty percent (20%) of its then issued and outstanding shares of common stock on or before June 30, 2028, if the Fund’s total return investment performance measured on a NAV basis does not equal or exceed the total return investment performance of the MSCI Emerging Markets ex-China Index (Net Daily Total Return) during the period commencing on March 1, 2025 and ending on February 28, 2028. The price at which shares are to be tendered and other terms and conditions of such tender offer would be determined by the Board in its discretion based on its review and consideration of the then-current size of the Fund, market conditions and other factors it deems relevant.

Annualized Distribution Rate Increase and Declaration of Next Distribution

The Fund is also announcing that, as part of the strategic changes, the Board approved an increase to its annualized distribution rate from 6.5% to 10%, commencing with the quarterly distribution payable in March 2025. The actual amount of the distribution will continue to be based on the average daily net asset value (“NAV”) for the previous three months as of the month-end prior to declaration.

The Fund intends to maintain the increased distribution rate for at least the 12 months following the effective increase, unless there is a significant and unforeseen change in market conditions. This policy will be subject to regular review by the Board. The policy is expected to provide a steady and sustainable quarterly cash distribution to Fund shareholders that may help reduce any discount to NAV at which the Fund’s shares trade. There is no assurance that the Fund will achieve these results.

Important Information

At the end of each calendar year, a Form 1099-DIV will be sent to shareholders, which will state the amount and composition of the Fund’s distributions and provide information with respect to their appropriate tax treatment for the prior calendar year. You should not draw any conclusions about the Fund’s investment performance from the amount of the distributions.

Circular 230 disclosure: To ensure compliance with requirements imposed by the U.S. Treasury, we inform you that any U.S. tax advice contained in this communication (including any attachments) is not intended or written to be used, and cannot be used, for the purpose of (i) avoiding penalties under the Internal Revenue Code of 1986, as amended, or (ii) promoting, marketing or recommending to another party any transaction or matter addressed herein.

In the United States, abrdn is the marketing name for the following affiliated, registered investment advisers: abrdn Inc., abrdn Investments Limited, and abrdn Asia Limited.

Closed-end funds are traded on the secondary market through one of the stock exchanges. The Fund’s investment return and principal value will fluctuate so that an investor’s shares may be worth more or less than the original cost. Shares of closed-end funds may trade above (a premium) or below (a discount) the NAV of the Fund’s portfolio. There is no assurance that the Fund will achieve its investment objective. Past performance does not guarantee future results.

www.abrdnaef.com

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